FIRSTCAI INC
                          4300 N. MILLER RD. SUITE 120
                         SCOTTSDALE, ARIZONA 85251-3620


September 23, 1999

Kenneth R. Lew
4300 North Miller Rd. Suite 120
Scottsdale, Arizona 85251

     Re: Lock-Up Agreement with Firstcai, Inc.

Gentlemen,

     In consideration of the sale to the holder by Firstcai, Inc., (Company) of its Common Stock ($.0001 par value), the undersigned holder warrants, covenants and agrees for the benefit of the Company not to sell, offer to sell, solicit an offer to buy, contract to sell, make any short sale, pledge, grant, grant any option to purchase, or otherwise transfer or dispose of, any shares of Common stock, or any securities convertible into or exercisable or exchangeable for Common Stock, owned directly or beneficially by the undersigned or with respect to which the undersigned has the power of disposition, except in connection with or following a completed merger or acquisition by the Company and the Company is no longer classified as a blank check company pursuant to Section 7 (b) (3) of the Securities Act of 1933, as amended.

     An attempt to sell, transfer or any type of disposition of the shares shall be a violation of this letter agreement and shall be ineffective and null and void.

     In furtherance of the foregoing, the holder agrees to; (1) delivery his shares to the Company for safe keeping; (2) allow the Company to advise its Transfer Agent not to transfer said securities and (3) authorize the company to deliver a copy of this Agreement to the transfer agent with instructions to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

     This Agreement shall be binding upon the holder, its agents, heirs, successors, assignees and beneficiaries.

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     A waiver of the terms and  conditions of this  agreement must be in writing and executed by the proper officer of the Company and the holder.

     If there is a breach or threatened breach of this Agreement, the holder agrees that there is no adequate remedy at law and said breach will cause irreparable damage. Accordingly, the holder agrees that the Company is entitled to the issuance of an immediate injunction without notice to restrain the breach or threatened breach. This remedy is not exclusive and the holder agrees that the Company and third party beneficiaries shall be entitled to seek other remedies including a claim for other remedies, including money damages.


THE HOLDER


/s/ Kenneth R. Lew
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Kenneth R. Lew                         Constituting 30,000 shares certificate(s)

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